Exhibit 99.1

InspireMD Reports Financial Results for the Second Quarter Ended June 30, 2015

BOSTON, MA – August 5, 2015 – InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in stent embolic prevention systems (“EPS”), today announced its financial and operating results for the second quarter ended June 30, 2015.

The Company is in the second full quarter of a strategic transition into penetrating the carotid and neuro intervention markets utilizing its proprietary MicroNetTM technology. MicroNet technology has the potential to improve the clinical outcomes for patients who are at risk of embolization during Carotid Artery Stenting (CAS), a highly attractive $500 million dollar global market segment within the interventional medical device industry. Early clinical results of the CGuardTM Embolic Prevention System have been highly positive in the CARENET and PARADIGM data sets.

Alan Milinazzo, CEO of InspireMD, commented, “As previously stated, 2015 is a transition year for InspireMD, as we continue to execute on our strategic plan with a sense of urgency and the resources to deliver on key milestones. We remain on course to drive increased market adoption of our carotid platform and look forward to a full European market launch with our new strategic distribution partner, Penumbra Inc. We also advanced our development program for our neurovascular platform and we look forward to broader collaboration discussions, including those facilitated by our Penumbra partnership.”

Recent Operating Highlights:

Commercial

  Secured a CGuard strategic distribution agreement with Penumbra Inc., a market leader in the interventional neuroradiology and peripheral vascular markets.

  Reported sequential revenue increases of 182% for carotid and 24% for coronary product sales in the quarter.

  On track for full Penumbra commercial launch of CGuard in Q4 of 2015.

REGULATORY / CLINICAL / PRODUCT DEVELOPMENT

•	Reported positive results from the investigator led PARADIGM trial in an all comers patient population.

•	Advanced our next generation neurovascular flow diverter program for a 2016 CE Mark submission.

•	Received CE approval for MGuard Prime in Brazil.

•	Awarded 2015 Frost and Sullivan European Innovation Award for Product Development.

•	Received an OEM (Original Equipment Manufacturer) partnership proposal to develop a next generation coronary DES (Drug Eluting Stent) platform with MicroNet technology.

FINANCIAL

  Comprehensive cash management, with steady, measured declines in monthly cash use.

  Continued implementation of cost containment activities while supporting key development programs.

Quarter Ended June 30, 2015 Financial Results

Revenue for the second quarter ended June 30, 2015 increased $0.5 million to $0.7 million compared to $0.2 million during the same period in 2014. The 2015 period included an increase in sales of MGuard™ Prime EPS, our coronary product, due to the suspension of sales that occurred in the three months ended June 30, 2014 due to our voluntary field corrective action (“VFA”) which began on April 30, 2014, as well as sales of our new product CGuard™ EPS, our carotid product, which was launched in October 2014.

The Company's gross loss for the quarter ended June 30, 2015 was $0.2 million compared to a gross loss of $0.4 million for the same period in 2014. The improvement of 45.8% was largely attributable to the increase in product revenues and no costs associated with our VFA, which occurred during the three months ended June 30, 2014. This improvement was partially offset by write-offs and other related adjustments of MGuard™ Prime EPS inventory due to the trend of increased usage of drug eluting stents rather than bare metal stents in STEMI patients.

Total operating expenses for the quarter ended June 30, 2015 were $3.4 million, a decrease of 50.9% compared to $6.8 million for the same period in 2014. This decrease was primarily due to a reduction of expenses related to MGuard™ Prime EPS’s MASTER II trial, which was suspended in October 2014, a decrease in compensation related expenses and other savings associated with our cost reduction plans.

The loss from operations for the quarter ended June 30, 2015 was $3.6 million, a decrease of 50.6% compared to a loss of $7.2 million for the same period in 2014.

Financial expenses for the quarter ended June 30, 2015 remained flat at $0.3 million compared to the same period in 2014.

The net loss for the quarter ended June 30, 2015 totaled $3.9 million, or $0.05 per basic and diluted share, compared to a net loss of $7.6 million, or $0.22 per basic and diluted share, in the same period in 2014.

Non-GAAP net loss for the quarter ended June 30, 2015 was $2.9 million, or $0.04 per basic and diluted share, a decrease of 55.6% compared to a non-GAAP net loss of $6.5 million, or $0.19 per basic and diluted share, for the same period in 2014.  The non-GAAP net loss for the quarter ended June 30, 2015 primarily excludes $1.0 million of share-based compensation. The non-GAAP net loss for the quarter ended June 30, 2014 primarily excludes $1.1 million of share-based compensation.

Six Months Ended June 30, 2015 Financial Results

Revenue for the six months ended June 30, 2015 decreased $0.5 million to $1.2 million compared to $1.7 million during the same period in 2014. The 2015 period included an expected decline in sales of MGuard™ Prime EPS associated with the trend of doctors increasingly using drug eluting stents rather than bare metal stents in STEMI patients and the impact of the transition to a new commercial strategy built on using third party distributors for our products offset by sales of our new product CGuard™ EPS, which was launched on a limited basis in October 2014.

The Company's gross loss for the six months ended June 30, 2015 was $0.2 million, a decrease of 153.4% compared to a gross profit of $0.5 million for the same period in 2014. The decrease was largely attributable to the decrease in product revenues and write-offs of inventory due to the trend of increased usage of DES stents in STEMI patients, longer shelf life requirements and the transition to the rapid exchange delivery system for CGuard from the over the wire platform.

Total operating expenses for the six months ended June 30, 2015 were $8.2 million, a decrease of 37.9% compared to $13.2 million for the same period in 2014. This decrease was primarily due to a reduction of expenses related to MGuard's MASTER II trial, a decrease in compensation related expenses and other savings associated with our cost reduction plans.

The loss from operations for the six months ended June 30, 2015 was $8.5 million, a decrease of 33.7% compared to a loss of $12.8 million for the same period in 2014.

Financial expenses for the six months ended June 30, 2015 decreased 14.9% to $0.6 million from $0.7 million during the same period in 2014. This decrease was primarily due to a decrease in interest expenses.

The net loss for the six months ended June 30, 2015 totaled $9.1 million, or $0.14 per basic and diluted share, compared to a net loss of $13.5 million, or $0.40 per basic and diluted share, in the same period in 2014.

Non-GAAP net loss for the six months ended June 30, 2015 was $6.7 million, or $0.11 per basic and diluted share, a decrease of 41.3% compared to a non-GAAP net loss of $11.4 million, or $0.34 per basic and diluted share, for the same period in 2014.  The non-GAAP net loss for the six months ended June 30, 2015 primarily excludes $2.0 million of share-based compensation and $0.3 million of expense related to an impairment of a royalties buyout asset. The non-GAAP net loss for the six months ended June 30, 2014 primarily excludes $2.1 million of share-based compensation.

Cash and Cash Equivalents

As of June 30, 2015, cash and cash equivalents were $9.8 million, compared to $6.3 million as of December 31, 2014.

Quarterly Conference Call Details

The Company has scheduled a conference call to discuss the second quarter 2015 financial results for today at 4:30 PM Eastern. To participate in the conference call, please dial (866) 652-5200 (United States) or (412) 317-6060 (International) and request the InspireMD call. A live webcast of the call will also be available on the Investor Relations section of the Company’s website at www.inspire-md.com/site_en/for-investors. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately two hours after completion of the live event and will be accessible on the Investor Relations section of the Company's website at www.inspire-md.com/site_en/for-investors for a limited time. A dial-in replay of the call will also be available to those interested until August 19, 2015. To access the replay, dial (877) 344-7529 (United States) or (412) 317-0088 (International) and enter code: 10068462.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard™ with MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM), neurovascular, and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

PCG Advisory

Vivian Cervantes

Investor Relations

Phone: (212) 554-5482

CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(U.S. dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues	$685	$193	$1,162	$1,675
Cost of revenues	897	584	1,411	1,209

Gross Profit (Loss)	(212)	(391)	(249)	466

Operating Expenses:
Research and development	747	2,448	2,099	5,025
Selling and marketing	995	1,948	2,012	3,224
General and administrative	1,587	2,448	3,557	4,987
Restructuring and impairment expenses	32	-	546	-

Total operating expenses	3,361	6,844	8,214	13,236

Loss from operations	(3,573)	(7,235)	(8,463)	(12,770)

Financial expenses	322	325	628	738

Loss before tax expenses	(3,895)	(7,560)	(9,091)	(13,508)

Tax expenses (Income)	(17)	2	(1)	22

Net Loss	$(3,878)	$(7,562)	$(9,090)	$(13,530)

Net loss per share – basic and diluted	$(0.05)	$(0.22)	$(0.14)	$(0.40)

Weighted average number of shares of common stock used in computing net loss per share – basic and diluted	76,035,721	34,115,814	63,067,454	34,083,936

RECONCILIATION OF NON-GAAP NET LOSS (2)
(U.S. dollars in thousands, except per share data)
			Six months ended
	Three months ended
	June 30,		June 30,
	2015	2014	2015	2014

GAAP Net Loss	$(3,878)	$(7,562)	$(9,090)	$(13,530)

Non-GAAP Adjustments:
Share-based compensation expenses	970	1,080	1,999	2,099
Impairment of royalties buyout	-	-	316	-
Royalties buyout expenses and amortization	22	25	58	40
Non-cash financial expenses (income)(3)	-	(41)	-	(47)

Total Non-GAAP Adjustments	992	1,064	2,373	2,092

Non-GAAP Net Loss	$(2,886)	$(6,498)	$(6,717)	$(11,438)

Non-GAAP net loss per share – basic and diluted	$(0.04)	$(0.19)	$(0.11)	$(0.34)

Weighted average number of shares of common stock used in computing net loss per share – basic and diluted	76,035,721	34,115,814	63,067,454	34,083,936

CONSOLIDATED BALANCE SHEETS (4)
(U.S. dollars in thousands)
ASSETS	June 30,	December 31,
	2015	2014

Current Assets:
Cash and cash equivalents	$9,768	$6,300
Accounts receivable:
Trade	728	635
Other	193	359
Prepaid expenses	76	150
Inventory	1,229	1,924

Total current assets	11,994	9,368
Non-current assets:
Property, plant and equipment, net	546	622
Deferred issuance costs	119	153
Funds in respect of employee rights upon retirement	495	498
Long term prepaid expenses	30	66
Royalties buyout	378	752

Total non-current assets	1,568	2,091

Total assets	$13,562	$11,459

LIABILITIES AND EQUITY (CAPITAL DEFICIENCY)	June 30,	December 31,
	2015	2014

Current liabilities:
Accounts payable and accruals:
Trade	$491	$909
Other	2,654	3,576
Advanced payment from customers	169	179
Current maturity of loan	4,015	3,809

Total current liabilities	7,329	8,473

Long-term liabilities:
Liability for employees rights upon retirement	698	687
Long term loan	3,159	5,086

Total long-term liabilities	3,857	5,773

Total liabilities	11,186	14,246

Equity:
Common stock, par value $0.0001 per share; 125,000,000 shares authorized; 76,048,385 and 41,368,889 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	7	4
Additional paid-in capital	118,870	104,620
Accumulated deficit	(116,501)	(107,411)

Total equity (capital deficiency)	2,376	(2,787)

Total liabilities and equity (less capital deficiency)	$13,562	$11,459

(1) All 2015 financial information is derived from the Company's 2015 unaudited financial statements, as disclosed in the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, all 2014 financial information is derived from the Company's 2014 unaudited financial statements, as disclosed in the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission.

(2) Our non-GAAP net loss is presented as management uses this supplemental non-GAAP financial measure to evaluate performance period over period, analyze the underlying trends in our business, and establish operational goals and forecasts that are used in allocating resources. We believe by presenting this additional measurement, we are providing investors with greater transparency to the information used by our management for our financial and operational decision-making, as well as allowing investors to see our results "through the eyes" of management. We further believe that providing this information assists our investors in understanding our operating performance and the methodology used by management to evaluate and measure such performance.

(3) Non-cash financial income relates to the issuance of shares as a result of the anti-dilution rights of our March 2011 investors.

(4) All June 30, 2015 financial information is derived from the Company's 2015 unaudited financial statements, as disclosed in the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission. All December 31, 2014 financial information is derived from the Company’s 2014 audited financial statements as disclosed in the Company’s Annual Report on Form 10-K, for the twelve months ended December 31, 2014 filed with the Securities and Exchange Commission.